Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement dated as of February 27, 2019 (the “Employment Agreement”), by and between Xcel Brands, Inc., a Delaware corporation (the “Company”) and Seth Burroughs (the “Executive”, and together with the Company, the “parties”), is dated July 30, 2024.

WHEREAS, the parties have previously entered into the Employment Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Employment Agreement to amend certain provisions of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Compensation. For the period from July 16, 2024 through December 31, 2025 Section 1.3(a) of the Employment Agreement is added at the end of Section 1.3(a):

(a)The Company shall pay 40% of the Base Salary through the issuance of shares of the Company’s Common Stock (the “Share Compensation”). The Share Compensation shall be paid on a monthly basis, in arrears on the last day of the month, through the issuance of a number of shares of common stock equal to 40% of the pro-rated Base Salary for such month divided by the last sale price of the Company’s common stock on the last trading day of the month.

2.Scope of Amendment. Except as specifically amended hereby, the Employment Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

XCEL BRANDS, INC.

By:	/s/ James Haran
	Name:	James Haran
	Title:	Chief Financial Officer

EXECUTIVE:

/s/ Seth Burroughs
Seth Burroughs